Registration No. _____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                              STARCRAFT CORPORATION
             (Exact name of Registrant as specified in its charter)

           Indiana                                        34-1817634
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

                              Post Office Box 1903
                 2703 College Avenue, Goshen Indiana 46527-1903

               (Address of Principal Executive Offices)(Zip Code)

                 STARCRAFT CORPORATION 1997 STOCK INCENTIVE PLAN
                              (Full title of plan)


                              Michael H. Schoeffler

                              Starcraft Corporation
                                  P.O. Box 1903

                               2703 College Avenue
                           Goshen, Indiana 46527-1903

                     (Name and address of agent for service)

   Telephone number, including area code, of agent for service: (219) 533-1105

                         CALCULATION OF REGISTRATION FEE

============================================================================================================
                                           Proposed Maximum         Proposed
   Title of securities    Amount to be    offering price per    maximum aggregate       Amount of
    to be registered       registered         share (1)        offering price (1)     registration fee
------------------------------------------------------------------------------------------------------------
 Common Stock,
    without par value     250,000(2)         $7.5625             $1,890,625               $499.13
============================================================================================================

(1) Estimated solely to determine the registration fee and based on the option price of stock options already granted under the Plan and on the average of the bid price and asked sales prices per share of Common Stock of Starcraft Corporation on February 9, 2000, as to shares not yet subject to options granted under the Plan, pursuant to Rule 457(c) and (h).

(2) Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

                                     PART I

                           INFORMATION REQUIRED IN THE

                            SECTION 10(a) PROSPECTUS

         Document(s) containing information specified by Part I of the form of Registration Statement on Form S-8, promulgated under the Securities Act of 1933, as amended (the "1933 Act"), will be sent or given to participants in the Starcraft Corporation 1997 Stock Incentive Plan, as amended, (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the 1933 Act. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the "Registration Statement") pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference into this Registration Statement:

         (1) The Annual Report on Form 10-K of Starcraft Corporation (the "Registrant") for the fiscal year ended October 3, 1999;

         (2) The quarterly report on Form 10-Q of the Registrant for the fiscal quarter ended January 2, 2000;

         (3) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Registrant since October 3, 1999; and

         (4) The description of the capital stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A, which was filed with the Commission on June 3, 1993, and all amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date they are filed.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Chapter 37 of the Indiana Business Corporation Law, as amended ("IBCL"), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 to the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

         Article 10 of the Registrant's Articles of Incorporation, pursuant to authority contained in the IBCL, provides for indemnification of the Registrant's officers and directors against expenses, judgments, settlements, penalties and fines that may be incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they may be made parties if they acted in good faith and in a manner they reasonably believed, in the case of conduct in their official capacity, was in the best interest of the Registrant and, in all other cases, was not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, they either had reasonable cause to believe their conduct was lawful or no reasonable cause to believe their conduct was unlawful. Such indemnification is required in cases where the directors or officers are successful, on the merits or otherwise, in the defense of any claim, issue or matter.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

         The exhibits furnished with the Registration Statement are listed on page E-1.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goshen, and the State of Indiana, on this 9th day of February, 2000.

                                               STARCRAFT CORPORATION

                                               By: /s/ Kelly L. Rose
                                                   -----------------------------
                                                    Kelly L. Rose
                                                    Chief Executive Officer

         Each person whose signature appears below hereby authorizes Kelly L. Rose and Michael H. Schoeffler, and each of them, to file one or more amendments (including post-effective amendments) to the registration statement, which amendments may make such changes in the registration statement as either of them deem appropriate, and each such person hereby appoints Kelly L. Rose and Michael
H. Schoeffler and each of them, as attorney-in-fact to execute in the name and on behalf of each person individually, and in each capacity stated below, any such amendment to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                              Title                 Date

(1)  Principal Executive Officer:


/s/ Kelly L. Rose                      Chief Executive       February 9, 2000
-----------------------------------    Officer
Kelly L. Rose


/s/ Michael H. Schoeffler              President and         February 9, 2000
-----------------------------------    Chief Financial
Michael H. Schoeffler                  Officer


(2)  A Majority of the Board
      of Directors

/s/ Kelly L. Rose                                            February 9, 2000
-----------------------------------
Kelly L. Rose


/s/ David J. Matteson                                        February 8, 2000
-----------------------------------
David J. Matteson


/s/ Allen H. Neuharth                                        February 8, 2000
-----------------------------------
Allen H. Neuharth


/s/ G. Raymond Stults                                        February 8, 2000
-----------------------------------
G. Raymond Stults


/s/ Michael H. Schoeffler                                    February 9, 2000
-----------------------------------
Michael H. Schoeffler

                                INDEX TO EXHIBITS

Exhibit No.                         Description

   4.1 Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended October 1, 1995.

   4.2         By-Laws  of the  Registrant  are  incorporated  by  reference  to
               Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1996.

   5 Opinion of Barnes & Thornburg as to the legality of the securities being registered.

   23.1        Consent of Crowe, Chizek and Company LLP.

   23.2        Consent of Ernst & Young LLP.

   23.3        Consent of Barnes & Thornburg (included as part of Exhibit 5).

   24          Power of  Attorney  (set  forth on page S-1 of this  Registration
               Statement).